                                                                     EXHIBIT 3.2


                          CERTIFICATE OF DESIGNATION OF
                            SERIES A PREFERRED STOCK

                                       OF

                            BREAKAWAY SOLUTIONS, INC.


         Breakaway Solutions, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the "GCL"),

                  DOES HEREBY CERTIFY THAT:

         Pursuant to authority conferred upon the Board of Directors by the Certificate of Incorporation of said corporation, and pursuant to the provisions of Section 151 of the GCL, said Board of Directors by the written consent taken pursuant to Section 141 of the GCL, adopted a resolution creating Six Hundred Thousand (600,000) shares of Series A Preferred Stock, which resolution is attached hereto as Exhibit "A".

         IN WITNESS WHEREOF, said Breakaway Solutions, Inc. has caused this certificate to be signed by its Chief Executive Officer, this 6th day of April, 2001.



                                           By: /S/ WILLIAM LOFTUS
                                               --------------------------------
                                           Name: William Loftus
                                           Title: President and Chief Executive
                                                  Officer

                                    EXHIBIT A

                      RESOLUTION OF THE BOARD OF DIRECTORS
                                    APPROVING
                            THE DESIGNATION STATEMENT
                      RELATING TO SERIES A PREFERRED STOCK


         WHEREAS, the Third Amended and Restated Certificate of Incorporation of the Corporation authorizes the Corporation to issue a total of 5,000,000 shares of Preferred Stock, par value $.0001 per share ("Preferred Stock"), which may be divided into one or more series as the Board of Directors may determine;

         WHEREAS, the Certificate of Incorporation of the Corporation expressly vests in the Board of Directors the authority to fix and determine the designations, powers, preferences, and rights, and the qualifications, limitations and restrictions thereof, of the Preferred Stock; and

         WHEREAS, the Board of Directors deems it advisable to designate a series of the Preferred Stock consisting of Six Hundred Thousand (600,000) shares designated as Series A Preferred Stock;

         NOW, THEREFORE, IT IS HEREBY RESOLVED, that pursuant to Paragraph FOURTH of the Certificate of Incorporation of the Corporation, there be and hereby is authorized and created a series of Preferred Stock hereby designated as Series A Preferred Stock, to consist of 600,000 shares, having a par value of $0.0001 per share, which series shall have the voting rights, designations, powers, preferences, relative and other special rights, and the qualifications, limitations and restrictions set forth below:

         SERIES A PREFERRED STOCK. Six Hundred Thousand (600,000) of the authorized shares of Preferred Stock are hereby designated "Series A Preferred Stock" (the "Series A Preferred Stock"). The rights, preferences, privileges, restrictions and other matters relating to the Series A Preferred Stock are as follows:

         (a) DIVIDEND RIGHTS.

                  (i) Subject to the right of any other series of Preferred Stock that may from time to time come into existence and which is expressly senior to the rights of the Series A Preferred Stock, the holders of Series A Preferred Stock, in preference to the holders of Common Stock and any other stock of the Company hereafter created which shall be junior to the Series A Preferred Stock (together, "Series A Junior Stock"), shall be entitled to receive dividends, but only out of funds that are legally available therefor, at the rate of 8% of the Series A Original Issue Price (as defined below) per annum (the "Series A Dividend Rate") on each outstanding share of Series A Preferred Stock (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares). Such dividends shall accrue, whether or not declared by the Board of Directors, but shall be payable only when, as and if declared by the Board of Directors. Such dividends shall be payable, when and if declared, at the option of the Company either (A) in cash or (B) in additional shares of Series A Preferred Stock (valued at the Series A Original Issue Price (as defined below), as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares). Such additional shares of Series A Preferred Stock issued in lieu of the cash dividend are sometimes referred to as "PIK Shares." The original issue price of the Series A Preferred Stock (the "Series A Original Issue Price") shall be $70.00. Such dividends shall be cumulative and shall accrue quarterly. Notwithstanding the foregoing, (A) in the event of a Qualified Public Offering or a Qualified Sale on or before the third anniversary of the Series A Original Issue Date, all issued and outstanding PIK Shares shall be canceled, and (B) in the event that any shares of Series A Preferred Stock shall be converted pursuant to Section (d) of this Certificate of Designation on or prior to the expiration of three years from the Series A Original Issue Date, any accrued and unpaid dividends with respect to such shares shall be cancelled.

                  (ii) So long as any shares of Series A Preferred Stock shall be outstanding, without the prior written consent of the holders of a majority of the then issued and outstanding shares of Series A Preferred Stock, no dividend (other than a stock dividend paid pro rata to the Company's stockholders), whether in cash or property, shall be paid or declared, nor shall any other distribution (other than a stock dividend paid pro rata to the Company's stockholders) be made, on any Series A Junior Stock, nor shall any shares of any Series A Junior Stock of the Company be purchased, redeemed, or otherwise acquired for value by the Company (except for acquisitions of Common Stock by the Company pursuant to agreements that permit the Company to repurchase such shares upon termination of services to the Company or in exercise of the Company's right of first refusal upon a proposed transfer) until all dividends (set forth in Section (a)(i) above) on the Series A Preferred Stock shall have been paid or declared and set apart. In the event that the Company shall declare a dividend or distribution payable in securities of other persons, evidences of indebtedness issued by the Company or other persons, or options or rights to purchase any such securities or evidences of indebtedness or other assets (including cash) to the holders of the Common Stock, then the holders of the Series A Preferred Stock shall be entitled to a proportionate share of any such dividend or distribution as though the holders of the Series A Preferred Stock were the holders of the number of shares of Common Stock into which their respective shares of Series A Preferred Stock are convertible as of the record date fixed for the determination of the holders of the Common Stock entitled to receive such dividend or distribution.

         (b) VOTING RIGHTS.

                  (i) General Rights. Except as otherwise provided herein or as required by law, the Series A Preferred Stock shall be voted equally with the shares of the Common Stock of the Company and not as a separate class, at any annual or special meeting of stockholders of the Company, upon the following basis: each holder of shares of Series A Preferred Stock shall be entitled to such number of votes as shall be equal to the whole number of shares of Common Stock into which such holder's aggregate number of shares of Series A Preferred Stock, are convertible pursuant to Section (d) hereof immediately after the close of business on the record date fixed for such meeting or the effective date of such written consent.

                  (ii) Separate Vote of Series A Preferred Stock. Subject to the rights of any series of Preferred Stock which may hereafter from time to time come into existence, for so long as at least 10% of the Series A Preferred Stock theretofore issued remain outstanding (subject to adjustment for any stock split, reverse stock split or other similar event affecting the Series A Preferred Stock), in addition to any other vote or consent required herein or by law, the vote of the holders of at least a majority of the outstanding Series A Preferred Stock shall be necessary for effecting or validating the following actions:

                           (A) any amendment, alteration, or repeal of any
                  provision of the Certificate of Incorporation (including this Certificate of Designation) or the Bylaws of the Company (including any filing of a Certificate of Designation), that alters or changes or adversely affects the voting or other powers, preferences, or other special rights or privileges, or restrictions of the Series A Preferred Stock;

                           (B) reclassification or recapitalization of any
                  outstanding shares of securities of the Company into shares having rights, preferences or privileges senior to or on a parity with the Series A Preferred Stock;

                           (C) authorization or issuance of any other stock
                  having rights, preferences or privileges senior to or on a parity with the Series A Preferred Stock;

                           (D) reorganization, merger or consolidation with or
                  into any corporation if such reorganization, merger or consolidation would result in the stockholders of the Company immediately prior to such reorganization, merger or consolidation holding less than a majority of the voting power of the stock of the surviving corporation immediately after such reorganization, merger or consolidation;

                           (E) sale, lease, conveyance or other disposition of,
                  or encumbrance of, all or substantially all the Company's assets in a single transaction or series of related transactions;

                           (F) liquidation, dissolution or winding-up of the
                  Company;

                           (G) amendment of the Certificate of Incorporation, as
                  amended, to increase the number of shares of authorized Common Stock or Preferred Stock;

                           (H) redemption, purchase or other acquisition by the
                  Company, either direct or indirect, of any of the Company's capital stock or other equity securities (including any securities directly or indirectly convertible into or exchangeable or exercisable for such securities) excluding redemptions, repurchases or other reacquisitions at cost with respect to shares issued in accordance with plans or agreements approved by the Board of Directors from current or former employees, consultants, advisors or directors upon or in connection with their death, disability or termination of employment with the Company and excluding the Series A Preferred Stock pursuant to Section (e) below;

                           (I) authorization, declaration or payment of any
                  dividend (other than a stock dividend paid pro rata to the Company's stockholders) on any shares of Common Stock or Preferred Stock, other than the Series A Preferred Stock; or

                           (J) increase or decrease the number of authorized
                  shares of Series A Preferred Stock; or

                           (K) issuance, reservation or authorization of shares
                  of Common Stock or any right or option to purchase Common Stock or other security convertible into Common Stock to employees, consultants or directors in an amount which would result in total options outstanding at any time exceeding 15% of the total number of shares, warrants and options issued and outstanding immediately after the Series A Original Issue Date (as adjusted for any stock dividends, combinations or splits with respect to such shares).

         (c) LIQUIDATION RIGHTS.

                  (i) Upon any liquidation, dissolution, or winding up of the Company, whether voluntary or involuntary, before any distribution or payment shall be made to the holders of any Series A Junior Stock, subject to the rights of any series of Preferred Stock that may from time to time come into existence and which is expressly senior to the rights of the Series A Preferred Stock, the holders of Series A Preferred Stock shall be entitled to be paid out of the assets of the Company an amount per share of Series A Preferred Stock equal to 100% of the Series A Original Issue Price (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares) for each share of Series A Preferred Stock held by each such holder. If, upon any such liquidation, dissolution, or winding up, the assets of the Company shall be insufficient to make payment in full to all holders of Series A Preferred Stock, then such assets shall be distributed among the holders of Series A Preferred Stock at the time outstanding, ratably in proportion to the full amounts to which they would otherwise be respectively entitled. After the payment of the foregoing full liquidation preference of the Series A Preferred Stock and any other distribution that may be required with respect to any series of Preferred Stock that may from time to time come into existence and which is expressly senior to the rights of the Series A Preferred Stock, the assets of the Company legally available for distribution, if any, shall be distributed ratably to the holders of Series A Preferred Stock, on an as converted basis, and the holders of Series A Junior Stock.

                  (ii) The following events shall be considered a liquidation under this Section, unless by vote or written consent of the holders of at least a majority of the Series A Preferred Stock then outstanding, such holders waive the right to treat any of the following events as a deemed liquidation:

                           (A) any consolidation or merger of the Company with
                  or into any other corporation or other entity or person, or any other corporate reorganization, in which the stockholders of the Company immediately prior to such consolidation, merger or reorganization, own less than 50% of the Company's voting power immediately after such consolidation, merger or reorganization, or any transaction or series of related transactions to which the Company is a party in which in excess of 50% of the Company's voting power is transferred, excluding any consolidation or merger effected exclusively to change the domicile of the Company (an "Acquisition");

                           (B) a transaction or a series of related
                  transactions, other than transactions involving a holder of Series A Preferred Stock, in which a majority of the voting power is transferred to a third party (or group of affiliated third parties) who were not previously stockholders of the Company; or

                           (C) a sale, lease or other disposition of all or
                  substantially all of the assets of the Company (an "Asset Transfer").

                  (iii) In any of the events set forth in subparagraph (ii), if the consideration received by the Company is other than cash, its value will be deemed its fair market value as determined in good faith by the Board of Directors. Any securities shall be valued as follows:

                           (A) Securities not subject to restrictions on free
                  marketability covered by subparagraph (B) below:

                                    (1) If traded on a securities exchange or
                           through the Nasdaq National Market (or a similar national quotation system), the value shall be deemed to be the average of the closing prices of the securities on such quotation system over the 30 day period ending three days prior to the closing;

                                    (2) If actively traded over-the-counter, the
                           value shall be deemed to be the average of the closing bid or sale prices (whichever is applicable) over the 30 day period ending three days prior to the closing; and

                                    (3) If there is no active public market, the
                           value shall be the fair market value thereof, as determined in good faith by the Board of Directors.

                           (B) The method of valuation of securities subject to
                  restrictions on free marketability (other than restrictions arising solely by virtue of a stockholder's status as an affiliate or former affiliate) shall be to make an appropriate discount from the market value determined as above in subparagraphs (iii)(A)(1),

                  (2) or (3) to reflect the approximate fair market value thereof, as determined in good faith by the Board of Directors.

                  (iv) Written notice of any such liquidation, dissolution or winding up (or deemed liquidation, dissolution or winding up) of the Company within the meaning of this Section, which states the payment date, the place where said payments shall be made and the date on which conversion rights as set forth herein terminate as to such shares (which shall be not less than 10 days after the date of such notice), shall be given by first class mail, postage prepaid, or by telecopy or facsimile, not less than 20 days prior to the payment date stated therein, to the then holders of record of Series A Preferred Stock, such notice to be addressed to each such holder at its address as shown on the records of the Company.

         (d) CONVERSION RIGHTS. The holders of the Series A Preferred Stock shall have the following rights with respect to the conversion of the Series A Preferred Stock into shares of Common Stock:

                  (i) Optional Conversion. Subject to and in compliance with the provisions of this Section (d), any shares of Series A Preferred Stock may, at the option of the holder, be converted at any time into fully-paid and nonassessable shares of Common Stock The number of shares of Common Stock to which a holder of Series A Preferred Stock shall be entitled upon conversion shall be the product obtained by multiplying the "Series A Preferred Conversion Rate" then in effect (determined as provided in subsection (ii)) by the number of shares of Series A Preferred Stock being converted.

                  (ii) Series A Preferred Conversion Rate. The conversion rate in effect at any time for conversion of the Series A Preferred Stock (the "Series A Preferred Conversion Rate") shall be the quotient obtained by dividing the Series A Original Issue Price by the "Series A Preferred Conversion Price," calculated as provided in subsection (iii) below.

                  (iii) Series A Preferred Conversion Price. The conversion price for the Series A Preferred Stock shall initially be $0.70 (the "Series A Preferred Conversion Price"). Such initial Series A Preferred Conversion Price shall be adjusted from time to time in accordance with this Section (d). All references to the Series A Preferred Conversion Price herein shall mean the Series A Preferred Conversion Price as so adjusted.

                  (iv) Mechanics of Conversion. Each holder of Series A Preferred Stock who desires to convert the same into shares of Common Stock pursuant to this Section (d) shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Company or any transfer agent for the Series A Preferred, and shall give written notice to the Company at such office that such holder elects to convert the same. Such notice shall state the number of shares of Series A Preferred being converted. Thereupon, the Company shall promptly issue and deliver at such office to such holder a certificate or certificates for the number of shares of Common Stock to which such holder is entitled and shall promptly pay in cash (at the Common Stock's fair market value determined by the Board of Directors as of the date of conversion) the value of any fractional share of Common Stock otherwise issuable to any holder of Series A Preferred. Such conversion shall be deemed to have been made at the close of business on the date of such surrender of the certificates representing the shares of Series A Preferred to be converted, and the person entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder of such shares of Common Stock on such date.

                  (v) Adjustment Upon Common Stock Event. Upon the happening of a Common Stock Event (as hereinafter defined) at any time or from time to time after the date that the first share of Series A Preferred is issued (the "Series A Original Issue Date"), the Series A Preferred Conversion Price shall, simultaneously with the happening of such Common Stock Event, be adjusted by multiplying the Series A Preferred Conversion Price in effect immediately prior to such Common Stock Event by a fraction, (i) the numerator of which shall be the number of shares of Common Stock issued and outstanding immediately prior to such Common Stock Event, and (ii) the denominator of which shall be the number of shares of Common Stock issued and outstanding immediately after such Common Stock Event, and the product so obtained shall thereafter be the Series A Preferred Conversion Price. The Series A Preferred Conversion Price shall be readjusted in the same manner upon the happening of each subsequent Common Stock Event. As used in this Section (d), the term "Common Stock Event" shall mean (i) the issue by the Company of additional shares of Common Stock as a dividend or other distribution on outstanding Common Stock, (ii) a subdivision of the outstanding shares of Common Stock into a greater number of shares of Common Stock (by stock split, reclassification or otherwise), or (iii) a combination or consolidation, by reclassification or otherwise, of the outstanding shares of Common Stock into a smaller number of shares of Common Stock.

                  (vi) Adjustment for Other Dividends and Distributions. If at any time or from time to time after the Series A Original Issue Date the Company pays a dividend or makes another distribution to the holders of the Common Stock (or fixes a record date for the determination of holders of Common Stock entitled to receive such dividend or other distribution) payable in securities of the Company or any of its subsidiaries other than shares of Common Stock, then in each such event provision shall be made so that the holders of Series A Preferred Stock shall receive upon conversion thereof, in addition to the number of shares of Common Stock receivable upon conversion thereof, the amount of securities of the Company which they would have received had their Series A Preferred Stock been converted into Common Stock on the date of such event (or such record date, as applicable) and had they thereafter, during the period from the date of such event (or such record date, as applicable) to and including the conversion date, retained such securities receivable by them as aforesaid during such period, subject to all other adjustments called for during such period under this Section (d) with respect to the rights of the holders of the Series A Preferred Stock or with respect to such other securities by their terms.

                  (vii) Adjustment for Reclassification, Exchange and Substitution. If at any time or from time to time after the Series A Original Issue Date, the Common Stock issuable upon the conversion of the Series A Preferred Stock is changed into the same or a different number of shares of any class or classes of stock, whether by recapitalization, reclassification or otherwise (other than an Acquisition or Asset Transfer as defined in Section (c) or a subdivision or combination of shares or stock dividend or a reorganization, merger, consolidation or sale of assets provided for elsewhere in this Section (d)), in any such event each holder of Series A Preferred Stock shall have the right thereafter to convert such stock into the kind and amount of stock and other securities and property receivable upon such recapitalization, reclassification or other change by holders of the maximum number of shares of Common Stock into which such shares of Series A Preferred Stock could have been converted immediately prior to such recapitalization, reclassification or change, all subject to further adjustment as provided herein or with respect to such other securities or property by the terms thereof.

                  (viii) Adjustment for Reorganizations, Mergers or Consolidations. If at any time or from time to time after the Series A Original Issue Date, there is a capital reorganization of the Common Stock or the merger or consolidation of the Company with or into another corporation or another entity or person (other than an Acquisition or Asset Transfer as defined in Section (c) or a recapitalization, subdivision, combination, reclassification, exchange or substitution of shares provided for elsewhere in this Section (d)), as a part of such capital reorganization, provision shall be made so that the holders of the Series A Preferred Stock shall thereafter be entitled to receive upon conversion of the Series A Preferred Stock the number of shares of stock or other securities or property of the Company to which a holder of the number of shares of Common Stock deliverable upon conversion would have been entitled on such capital reorganization, subject to adjustment in respect of such stock or securities by the terms thereof. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section (d) with respect to the rights of the holders of Series A Preferred Stock after the capital reorganization to the end that the provisions of this Section (d) (including adjustment of the Series A Preferred Conversion Price then in effect and the number of shares issuable upon conversion of the Series A Preferred Stock) shall be applicable after that event and be as nearly equivalent as practicable.

                  (ix) Sale of Shares Below Series A Preferred Conversion Price.

                           (A) If at any time or from time to time after the
                  Series A Original Issue Date, the Company issues or sells, or is deemed by the express provisions of this subsection (ix) to have issued or sold Additional Shares of Common Stock (as defined in subsection (ix)(B)(1) below), other than (w) as a dividend or distribution on the Series A Preferred Stock, (x) in connection with a Common Stock Event as provided in subsection (v) above, (y) as a dividend or other distribution on any class of stock as provided in subsection (vi) above, and (z) a subdivision or combination of shares of Common Stock as provided in subsection (vii) above, for an Effective Price (as defined in subsection (ix)(B)(4) below) less than the then effective Series A Preferred Conversion Price, then and in each such case the then existing Series A Preferred Conversion Price shall be reduced, as of the opening of business on the date of such issue or sale, to a price equal to the price per share paid for such Additional Shares of Common Stock (but not less than the par value of the Common Stock).

                           (B) Certain Definitions. For the purpose of making
                  any adjustment required under this subsection (ix):

                                    (1) "Additional Shares of Common Stock"
                           shall mean all shares of Common Stock issued (or, pursuant to this Section, deemed to be issued) by the Company, whether or not subsequently reacquired or retired by the Company, other than: (A) shares of Common Stock issued or issuable upon exercise of options, warrants (other than outstanding warrants granted in favor of Invest Inc.), convertible securities or other rights outstanding as of the Series A Original Issue Date; and (B) shares of Common Stock issued or issuable by the Company or any subsidiary to employees, officers, directors or consultants pursuant to stock option plans that are permitted by Section 7.4 of the Series A Preferred Stock Purchase Agreement, dated as of February 16, 2001, among the Company, SCP Private Equity Partners II, L.P., and ICG Holdings, Inc., unless otherwise approved by the holders of not less than a majority of the outstanding shares of Series A Preferred Stock;

                                    (2) The "Aggregate Consideration Received"
                           by the Company for any issue or sale (or deemed issue or sale) of securities shall (i) (A) to the extent it consists of cash, be computed at the gross amount of cash received by the Company before deduction of any underwriting or similar commissions, compensation or concessions paid or allowed by the Company in connection with such issue or sale and without deduction of any expenses payable by the Company; (B) to the extent it consists of property other than cash, be computed at the fair value of that property at the time of such issue as determined in good faith by the Board; and (C) if Additional Shares of Common Stock, Convertible Securities or Rights or Options are issued or sold together with other stock or securities or other assets of the Company for a consideration which covers both, be computed as the portion of the consideration so received that may be reasonably determined in good faith by the Board to be allocable to such Additional Shares of Common Stock, Convertible Securities or Rights or Options or
                           (ii) if no consideration is received by the Company, be considered zero;

                                    (3) "Convertible Securities" shall mean any
                           evidence of indebtedness, stock or other securities directly or indirectly convertible into or exchangeable for shares of Common Stock;

                                    (4) The "Effective Price" of Additional
                           Shares of Common Stock shall mean the quotient determined by dividing the total number of

                           Additional Shares of Common Stock issued or sold, or deemed to have been issued or sold by the Company by the provisions of clause (1), into the Aggregate Consideration Received, or deemed to have been received by the Company by the provisions of this clause (4), for such issue or sale of such Additional Shares of Common Stock; and

                                    (5) "Rights or Options" shall mean warrants,
                           options or other rights to purchase or otherwise acquire shares of Common Stock or Convertible Securities.

                           (C) Deemed Issuances. For the purpose of making any
                  adjustment to the Series A Preferred Conversion Price required under this subsection (ix), if the Company issues or sells any Rights or Options or Convertible Securities (or shall fix a record date for the determination of holders of any class of securities then entitled to receive any such Rights or Options or Convertible Securities), then the Company shall be deemed
                  (x) to have issued, at the time of the issuance of such Rights or Options or Convertible Securities, that number of Additional Shares of Common Stock that is equal to the maximum number of shares of Common Stock issuable upon exercise of such Rights or Options or conversion or exchange of such Convertible Securities upon their issuance (or, in the case such a record date shall have been fixed, as of the close of business on such record date) and (y) to have received, as the Aggregate Consideration Received for the deemed issuance of such additional shares of Common Stock, an amount equal to the total amount of the consideration, if any, received by the Company for the issuance of such Rights or Options or Convertible Securities, plus, in the case of such Rights or Options, the minimum total amount of consideration, if any, payable to the Company upon the exercise in full of such Rights or Options (including, with respect to Rights or Options for Convertible Securities, the minimum aggregate amount of consideration payable to the Company (other than by cancellation of liabilities or obligations evidenced by such Rights or Options) upon the conversion or exchange of such underlying Convertible Securities), plus, in the case of Convertible Securities, the minimum total amount of consideration, if any, payable to the Company (other than by cancellation of liabilities or obligations evidenced by such Convertible Securities) upon the conversion or exchange thereof; PROVIDED THAT:

                                    (1) if the minimum amounts of such
                           consideration cannot be ascertained, but are a function of antidilution or similar protective clauses, then the Company shall be deemed to have received the minimum amounts of consideration without reference to such clauses;

                                    (2) if the minimum amount of consideration
                           payable to the Company upon the exercise of such Rights or Options or the conversion or exchange of such Convertible Securities is reduced or the maximum number of shares of Common Stock issuable upon the exercise of such Rights or Options or the conversion or exchange of such Convertible Securities is increased over time or upon the occurrence or non-occurrence of specified events, other than by reason of antidilution or similar protective adjustments, then the Series A Preferred Conversion Price computed upon the original issue or deemed issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon any such decrease or increase becoming effective, be recomputed to reflect such decrease or increase, as the case may be (provided, however, that no such adjustment of the Series A Preferred Conversion Price shall affect Common Stock previously issued upon conversion of the Series A Preferred Stock); and

                                    (3) if the minimum amount of consideration
                           payable to the Company upon the exercise of such Rights or Options or the conversion or exchange of such Convertible Securities is subsequently increased or the maximum number of shares of Common Stock issuable upon the exercise of such Rights or Options or the conversion or exchange of such Convertible Securities is subsequently decreased, then the Series A Preferred Conversion Price computed upon the original issue or deemed issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon any such increase or decrease becoming effective, be recomputed to reflect such increase or decrease, as the case may be, (provided, however, that no such adjustment of the Series A Preferred Conversion Price shall affect Common Stock previously issued upon conversion of the Series A Preferred Stock, and further provided that no readjustment pursuant to this clause (3) shall have the effect of increasing the Series A Preferred Conversion Price to an amount which exceeds the lower of (A) the Series A Preferred Conversion Price on the original adjustment date, or (B) the Series A Preferred Conversion Price that would have resulted from any issuance of Additional Shares of Common Stock between the original adjustment date and such readjustment date).

                  No further adjustment of the Series A Preferred Conversion Price, adjusted upon the issuance of such Rights or Options or Convertible Securities, shall be made as a result of the actual issuance of shares of Common Stock on the exercise of any such Rights or Options or the conversion or exchange of any such Convertible Securities. If any such Rights or Options or the conversion rights represented by any such Convertible Securities shall expire without having been fully exercised, then the Series A Preferred Conversion Price as adjusted upon the issuance of such Rights or Options or Convertible Securities (or upon the occurrence of the record date with respect thereto), and any subsequent adjustments based thereon, shall be readjusted to the Series A Preferred Conversion Price which would have been in effect had an adjustment been made on the basis that (x) the only Additional Shares of Common Stock so issued were the shares of Common Stock, if any, that were actually issued or sold on the exercise of such Rights or Options or rights of conversion or exchange of such Convertible Securities and (y) the consideration received with respect to Additional Shares of Common Stock was the consideration actually received by the Company upon such exercise of such Rights or Options, plus the consideration, if any, actually received by the Company for the granting of all such Rights or Options, whether or not exercised, plus the consideration received for issuing or selling all such Convertible Securities actually converted or exchanged, plus the consideration, if any, actually received by the Company (other than by cancellation of liabilities or obligations evidenced by such Convertible Securities) on the conversion or exchange of such Convertible Securities provided, however, that no such adjustment of the Series A Preferred Conversion Price shall affect Common Stock previously issued upon conversion of the Series A Preferred Stock. In the case of any Rights or Options which expire by their terms not more than 30 days after the date of issue thereof, no adjustment of the Series A Preferred Conversion Price shall be made (except as to shares of Series A Preferred Stock converted in such period) until the expiration or exercise of all such Rights or Options, whereupon such adjustment shall be made in the same manner provided above. If any such record date shall have been fixed and such Rights or Options or Convertible Securities are not issued on the date fixed thereof, the adjustment previously made in the Series A Preferred Conversion Price which became effective on such record date shall be canceled as of the close of business on such record date, and shall instead be made on the actual date of issuance, if any.

                  (x) Waiver. The Series A Preferred Conversion Price adjustment provisions of this Section 4 may be waived by the written consent of the holders of at least a majority of the outstanding Series A Preferred Stock, voting together as a single class.

                  (xi) Certificate of Adjustment. In each case of an adjustment or readjustment of the Series A Preferred Conversion Price for the number of shares of Common Stock or other securities issuable upon conversion of the Series A Preferred Stock, if the Series A Preferred Stock is then convertible pursuant to this Section (d), the Company, at its expense, shall compute such adjustment or readjustment in accordance with the provisions hereof and prepare a certificate showing such adjustment or readjustment, and shall mail such certificate, by first class mail, postage prepaid, to each registered holder of Series A Preferred Stock at the holder's address as shown in the Company's books. The certificate shall set forth such adjustment or readjustment, showing in detail the facts upon which such adjustment or readjustment is based, including a statement of (i) the consideration received or deemed to be received by the Company for any Additional Shares of Common Stock issued or sold or deemed to have been issued or sold, (ii) the Series A Preferred Conversion Price at the time in effect, (iii) the number of Additional Shares of Common Stock and (iv) the type and amount, if any, of other property which at the time would be received upon conversion of the Series A Preferred Stock.

                  (xii) Notices of Record Date. Upon (i) any taking by the Company of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, or (ii) any Acquisition (as defined in Section (c)) or other capital reorganization of the Company, any reclassification or recapitalization of the capital stock of the Company, any merger or consolidation of the Company with or into any other corporation, or any Asset Transfer (as defined in Section (c)), or any voluntary or involuntary dissolution, liquidation or winding up of the Company, the Company shall mail to each holder of Series A Preferred Stock at least 10 days prior to the record date specified therein (or such shorter period approved by a majority of the outstanding Series A Preferred Stock) a notice specifying (A) the date on which any such record is to be taken for the purpose of such dividend or distribution and a description of such dividend or distribution, (B) the date on which any such Acquisition, reorganization, reclassification, transfer, consolidation, merger, Asset Transfer, dissolution, liquidation or winding up is expected to become effective, and (C) the date, if any, that is to be fixed as to when the holders of record of Common Stock (or other securities) shall be entitled to exchange their shares of Common Stock (or other securities) for securities or other property deliverable upon such Acquisition, reorganization, reclassification, transfer, consolidation, merger, Asset Transfer, dissolution, liquidation or winding up.

                  (xiii) Automatic Conversion.

                           (A) Each share of Series A Preferred Stock shall
                  automatically be converted into shares of Common Stock, based on the then-effective Series A Preferred Conversion Price, (A) at any time upon the written consent of the holders of at least a majority of the outstanding shares of the Series A Preferred Stock, (B) upon the closing of a Qualified Public Offering, or (C) upon a Qualified Sale. The term "Qualified Public Offering" shall mean a firmly underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offer and sale of Common Stock for the account of the Company in which
                  (i) the per share price is at least four times the then effective Series A Preferred Conversion Price, and (ii) the gross cash proceeds to the Company (before underwriting discounts, commissions and fees) are at least $60,000,000. The term "Qualified Sale" shall mean an Acquisition or Asset Transfer (as defined in Section (c)) which provides for minimum consideration payable with respect to each share of Common Stock (on a fully diluted basis) of at least three times the then effective Series A Preferred Conversion Price in cash or Liquid Stock. The term "Liquid Stock" shall mean capital stock which is registered under Section 12(b) or
                  Section 12(g) of the Securities Exchange Act of 1934, as amended, the disposition of which would not be significantly restricted by low trading volume or otherwise; provided, that capital stock which is either (i) listed for trading on the NASDAQ National Market System with average daily trading volume over the past six months of at least 100,000 shares, or
                  (ii) listed for trading on the New York Stock Exchange, Inc. shall be deemed to be Liquid Stock. Upon such automatic conversion, any accrued and unpaid dividends shall be paid in accordance with the provisions of Section (a).

                           (B) Upon the occurrence of any of the events
                  specified in subparagraph (A), the outstanding shares of Series A Preferred Stock shall be converted automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the

                  Company or its transfer agent; PROVIDED, HOWEVER, that the Company shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such conversion unless the certificates evidencing such shares of Series A Preferred Stock are either delivered to the Company or its transfer agent as provided below, or the holder notifies the Company or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Company to indemnify the Company from any loss incurred by it in connection with such certificates. Upon the occurrence of such automatic conversion of the Series A Preferred Stock, the holders of Series A Preferred Stock shall surrender the certificates representing such shares at the office of the Company or any transfer agent for the Series A Preferred Stock. Thereupon, there shall be issued and delivered to such holder promptly at such office and in its name as shown on such surrendered certificate or certificates, a certificate or certificates for the number of shares of Common Stock into which the shares of Series A Preferred Stock surrendered were convertible on the date on which such automatic conversion occurred. If the conversion is in connection with an underwritten offering of securities pursuant to the Securities Act, the conversion may, at the option of any holder tendering shares of Series A Preferred Stock for conversion, be conditioned upon the closing with the underwriters of the sale of securities pursuant to such offering, in which event the holder entitled to receive the Common Stock upon conversion of the Series A Preferred Stock shall not be deemed to have converted such Series A Preferred Stock until immediately prior to the closing of such sale of securities.

                  (xiv) Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of Series A Preferred Stock. All shares of Common Stock (including fractions thereof) issuable upon conversion of more than one share of Series A Preferred Stock by a holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of any fractional share. If, after the aforementioned aggregation, the conversion would result in the issuance of any fractional share, the Company shall, in lieu of issuing any fractional share, pay cash equal to the product of such fraction multiplied by the Common Stock's fair market value (as determined by the Board of Directors) on the date of conversion.

                  (xv) Reservation of Stock Issuable Upon Conversion. The Company shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series A Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series A Preferred Stock. If at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series A Preferred Stock, the Company will take such corporate action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

                  (xvi) Notices. Any notice required by the provisions of this Section (d) shall be in writing and shall be deemed effectively given:
         (i) upon personal delivery to the party to be notified, (ii) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient; if not, then on the next business day,
         (iii) 5 days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (iv) 1 day after deposit with a nationally recognized overnight courier, specifying next day delivery, with verification of receipt. All notices shall be addressed to each holder of record at the address of such holder appearing on the books of the Company.

                  (xvii) Payment of Taxes. The Company will pay all taxes (other than taxes based upon income) and other governmental charges that may be imposed with respect to the issue or delivery of shares of Common Stock upon conversion of shares of Series A Preferred Stock, excluding any tax or other charge imposed in connection with any transfer involved in the issue and delivery of shares of Common Stock in a name other than that in which the shares of Series A Preferred Stock so converted were registered.

                  (xviii) No Impairment. The Company shall not avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but shall at all times in good faith assist in carrying out all such actions as may be reasonably necessary or appropriate in order to protect the conversion rights of the holders of the Series A Preferred Stock against impairment.

                  (xix) Satisfaction of Accrued Dividends. Except as otherwise expressly provided, upon the conversion of any shares of Series A Preferred Stock into Common Stock as provided herein, the holders thereof shall be entitled to receive a payment in satisfaction of all accrued but unpaid dividends, subject to limitations regarding the cancellation of PIK Shares contained in this Section.

         (e) OPTIONAL REDEMPTION.

                  (i) Redemption at Option of Holders of Series A Preferred Stock. At any time on and after January 20, 2006, at the request of any holder of Series A Preferred Stock, such holder may require the Company to redeem all, but not less than all, of the shares of Series A Preferred Stock held by such holder in accordance with the provisions contained in this Section (e). In no event shall the Company be required to redeem shares in excess of the amount permitted by law; PROVIDED, HOWEVER, that such inability to redeem shall not have any impact or effect upon the per-share Series A Redemption Price (as hereinafter defined). All redemptions shall be made in the order in which notices of redemption are received (with any notice of redemption received within 25 days of delivery of notice by an Initial Redeeming Holder (as hereinafter defined) under subsection (iii) being treated as having been received simultaneously with that of the Initial Redeeming Holder), and, if less than all of the shares submitted for redemption in a particular 25-day period are capable of being redeemed, then such shares shall be redeemed on a pro rata basis, based on the number of shares that each stockholder submitted for redemption.

                  (ii) Redemption Price of Series A Preferred Stock. The price at which the Series A Preferred Stock shall be redeemed (the "Series A Redemption Price") shall be equal to the Series A Original Issue Price (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares) for each share of Series A Preferred Stock plus accrued but unpaid dividends.

                  (iii) Exercise of Option to Redeem Series A Preferred Stock. If a holder of Series A Preferred Stock desires to exercise such holder's option to redeem all, but not less than all, of such holder's shares of Series A Preferred Stock pursuant to this Section (e), such holder (the "Initial Redeeming Holder") must give written notice to the Company specifying the number of shares to be redeemed, and the Company shall promptly provide a copy of such notice to each other holder of Series A Preferred Stock. No later than 25 days after receipt by the Company of notice of the Initial Redeeming Holder, if any other holder of Series A Preferred Stock also wishes to redeem all of such holder's shares of Series A Preferred Stock at the same time as the redemption of the shares of the Initial Redeeming Holder, such additional holder shall provide a notice comparable to that of the Initial Redeeming Holder to the Company and the Company shall promptly provide a copy of such notice to each other holder of Series A Preferred Stock. Redemptions shall be made on a date 30 calendar days after the date on which the Company receives the notice of the Initial Redeeming Holder (or the first business day thereafter). Each such date of redemption shall be a "Series A Redemption Date." To receive the Series A Redemption Price, the holder of shares of Series A Preferred Stock must present and surrender the certificate or certificates representing such shares (duly endorsed for transfer) to the Company at the principal executive offices of the Company no later than three business days prior to the Series A Redemption Date. The Company shall pay the Series A Redemption Price to, or to the order of, the person whose name appears on such certificate or certificates as the owner thereof. The Company shall pay the entire Series A Redemption Price on the Series A Redemption Date.

                  (iv) Effect of Redemption. From and after the Series A Redemption Date, unless the Company shall default in providing for the payment of the Series A Redemption Price, all dividends on such shares requested to be redeemed pursuant to this Section (e) shall cease to accrue, and all rights of the holders of any such shares subject to redemption as stockholders of the Company with respect to such shares, except the right to receive the Series A Redemption Price, shall cease and terminate. Any shares of Series A Preferred Stock that are redeemed by the Company shall be retired and shall not be reissued.

                  (v) Failure to Redeem. If the Company shall for any reason fail to redeem any shares of Series A Preferred Stock as required by this Section (e), and such failure shall continue for a period of 30 days, then notwithstanding anything to the contrary contained in this Certificate of Designation, with respect to all shares of Series A Preferred Stock then outstanding: (i) the conversion rights set forth in Section (d) hereof shall continue beyond any date for redemption specified in said Section, and said rights may be exercised at any time; and (ii) the Company may not, other than in the ordinary course of business, incur any indebtedness for money borrowed or borrow or reborrow any amounts under any lines of credit or any other borrowing facility which it may then have outstanding without the prior written consent of the holders of at least a majority of the then outstanding shares of Series A Preferred Stock, unless the proceeds of such incurrence of such indebtedness or borrowing or reborrowing are to be used to make all redemptions then required to be made; and (iii) dividends shall continue to accrue and be paid in accordance with and as defined in Section (a), and, to the extent not paid, shall be added to the Series A Redemption Price. Nothing herein shall limit the Company's obligations to redeem as set forth above, or limit the remedies available to the holders of Series A Preferred Stock in the event of a failure of the Company to honor such obligations.

         (f) WAIVER. Any rights of the holders of Series A Preferred Stock set forth herein may be waived by the affirmative vote or consent of the holders of a majority of the shares of Series A Preferred Stock then outstanding.

         (g) LIMITATION ON REISSUANCE OF SHARES. No share of shares of Series A Preferred Stock acquired by the Company by reason of redemption, purchase, conversion or otherwise shall be reissued, and all such shares shall be cancelled, retired and eliminated from the shares that the Company is authorized to issue.